Consent of Independent Registered Public Accounting Firm

NexAira Wireless, Inc.
San Diego, California

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Form S-8 Registration Statement of our report dated January 29, 2010, relating to the consolidated financial statements of NexAira Wireless, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended October 31, 2009.  Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

San Diego, California
July 12, 2010